Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Brag House Holdings, Inc. on Form S-1 MEF (File No. 333-280282) of our report dated June 17, 2024, except for Note 2 (reverse stock split), as to which the date is December 2, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Brag House Holdings, Inc. as of December 31, 2023 and 2022, and for the years then ended, appearing in the Prospectus.

/s/ Marcum LLP

Marcum LLP

New Haven, CT

March 5, 2025

Marcum llp / 555 Long Wharf Drive / 8th Floor / New Haven, CT 06511 / Phone 203.781.9600 / marcumllp.com